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                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Schein Pharmaceutical, Inc.
Florham Park, New Jersey


        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 30, 1998, except for
Note 1 which is as of April 3, 1998, relating to the consolidated financial statements of Schein Pharmaceutical, Inc. and Subsidiaries, which is contained in that Prospectus, and of our report dated January 30, 1998 relating to the Schedule, which is contained in Part II of the Registration Statement.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.


April 8, 1998
                                                        BDO SEIDMAN, LLP

                                                        /s/ BDO Seidman, LLP